Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2026 FINANCIAL RESULTS

OAKLAND, MARYLAND— October 19, 2026: First United Corporation (the “Corporation”, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and nine-month periods ended September 30, 2026. Consolidated net income was $7.2 million on a Generally Accepted Accounting Principles (“GAAP”) basis for the third quarter of 2026, or $1.11 per diluted share, compared to $6.9 million, or $1.07 per diluted share, for the third quarter of 2025 and $5.7 million, or $0.88 per diluted share, for the second quarter of 2026. Net income for the first nine months of 2026 was $19.5 million, or $3.01 per diluted share, compared to $18.7 million, or $2.88 per diluted share, for the same period of 2025. Non-GAAP net income was $7.2 million and $21.1 million for the three- and nine-months ended September 30, 2026, respectively. Annualized Return on Average Assets and Return on Average Equity for the nine-month period ended September 30, 2026 were 1.26% and 12.37%, respectively.

According to Jason Rush, Chairman of the Board, President and CEO, “We delivered another solid quarter, benefiting from an improved net interest margin, continued growth in wealth management income, and steady loan growth. Our loan pipelines remain robust heading into the fourth quarter, providing positive momentum as we close out the year. Credit quality remains strong. However, given continued inflationary pressures and uncertainty surrounding interest rates, we believe it is prudent to maintain a disciplined approach to reserves. We also remain focused on expense management and are continuing to identify opportunities to improve efficiency across the organization.”

Third Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 4.05% for the third quarter of 2026, reflecting increased loan yields and reduced funding costs.
•	Strong loan production during the quarter, with $115.0 million in commercial loan originations and $34.7 million in residential mortgage originations.
•	Provision expense was $1.9 million in the third quarter, primarily due to solid growth in loans and unfunded commitments, and the continued economic and political uncertainty.
•	Operating expenses decreased by $2.0 million when compared to the linked quarter driven by a one-time, $1.7 million, net of tax, expense related to consulting fees incurred for contract negotiations with our core processor recorded in the second quarter of 2026.
•	A cash dividend of $0.28 per share was declared in the third quarter.

Income Statement Overview

On a GAAP basis, net income for the third quarter of 2026 was $7.2 million, compared to $5.7 million for the second quarter of 2026, inclusive of a $1.7 million, net of tax, third-party consulting expense incurred for core contract negotiations, and $6.9 million for the third quarter of 2025.

	Q3 2026	Q2 2026	Q3 2025
Net Income, GAAP (millions)	$7.2	$5.7	$6.9
Net Income, non-GAAP (millions)	$7.2	$7.3	$6.9
Diluted net income per share, GAAP	$1.11	$0.88	$1.07
Diluted net income per share, non-GAAP	$1.11	$1.14	$1.07

Third Quarter 2026 Compared to Third Quarter 2025

Consolidated net income increased by $0.2 million for the third quarter of 2026 when compared to the third quarter of 2025. The increase was driven by an increase of $2.2 million in net interest income, and an increase of $0.3 million in non-interest income, inclusive of gains, offset by a $1.4 million increase in provision for credit losses as a result of solid growth in loans and unfunded commitments and a $0.8 million increase in other operating expenses. Comparing the third quarter of 2026 to the same period of 2025, interest and fees on loans increased by $1.8 million driven by solid loan growth and the continued repricing of adjustable-rate loans. Interest expense decreased by $1.0 million when comparing year-over-year quarterly expenses. The decrease was attributable to the repayment of $50.0 million in brokered certificates of deposit in January and July 2026 at their maturities and $65.0 million in Federal Home Loan Bank (“FHLB”) borrowings in March 2026. Other operating income increased slightly by $0.3 million driven by an increase in trust and brokerage income of $0.3 million as a result of increased production and favorable market values on assets under management. Other operating expenses increased by $0.8 million, driven by a $0.5 million increase in salaries and benefits attributable to new hires to complete the build out of talent in our West and East regions, normal merit increases in April 2026 and increased life and health insurance costs due to increased claims. Equipment, occupancy and data processing expenses increased by $0.3 million as a result of the implementation of new loan origination software in late 2025. Other expenses, such as marketing and contract labor, increased slightly and were offset by decreases in professional services and other real estate owned (“OREO”) expenses and contributions.

Third Quarter 2026 Compared to Second Quarter 2026

Compared to the linked quarter, net income increased by $1.5 million driven by an increase in net interest income of $1.0 million as a result of increased yields on loans and reduced funding costs and an increase of $0.2 million in other operating income, inclusive of net gains. The increase in net gains was due to gains on sales of mortgages to the secondary market and the receipt of funds related to a branch sale in late 2025. Other miscellaneous income increased as a result of a one-time cash receipt of incentives related to check fees and the increased other expenses in the second quarter as a result of the one-time third-party expense incurred for core contract negotiations. An increase of $1.2 million in the provision for credit losses was recognized due to the growth in loans and unfunded commitments experienced in the third quarter as well as the continued economic and political uncertainty.

Year to date 2026 compared to Year to date 2025

Net income for the nine months ended September 30, 2026 was $19.5 million on a GAAP basis, inclusive of a $1.7 million, net of tax, consulting fee incurred on core contract negotiations completed in the second quarter, and $21.1 million on a non-GAAP basis compared to GAAP and non-GAAP basis income of $18.7 million for the nine months ended September 30, 2025. The year-over-year increase of $0.8 million was attributable to a $6.1 million increase in net interest income driven by the continued increase on the yield on earning assets and overall decrease in funding costs, an increase in other non-interest income of $1.0 million, inclusive of net gains, as a result of increased trust and brokerage income of $0.8 million, and increased bank owned life insurance (“BOLI”) income of $0.3 million related to a one-time death benefit received in the first quarter of 2026, partially offset by an increase in other operating expenses of $4.7 million driven by the aforementioned consulting fee, increased salaries and benefits of $2.2 million and an increase in equipment, occupancy and data processing expenses of $0.6 million, primarily due to the implementation of a new loan origination software in late 2025. The increase in salaries and benefits was the result of new hires to complete the build out of talent in our West and East regions, annual merit increases in April 2026, increased incentives related to the accruals for projected annual payouts, and increased life and health insurance costs due to higher claims, partially offset by the reduction of costs associated with loan originations.

Net Interest Income and Net Interest Margin

Third Quarter 2026 Compared to Third Quarter 2025

Net interest income, on a non-GAAP, FTE basis, increased by $2.2 million for the third quarter of 2026 when compared to the third quarter of 2025. This increase was driven by an increase of $1.2 million in interest income. Interest income on loans increased by $1.8 million due to the increase of 16 basis points in overall yield on the loan portfolio as a result of growth in average balances of $78.8 million and the continued upward repricing of adjustable-rate loans. Investment income remained stable year over year. Interest income on federal funds sold decreased by $0.5 million due to a decrease of $18.5 million in average cash balances held at the Federal Reserve Bank as a result of funding the loan growth in the third quarter of 2026. Interest expense decreased by $1.0 million in the third quarter of 2026 when compared to the third quarter of 2025. Interest on deposits decreased by $0.2 million despite a $65.1 million increase in average deposit balances, primarily in interest bearing demand and money market deposits, primarily in our value money market product as customers desire to maintain liquid funding. Interest expense on long-term borrowings decreased $0.8 million due to an $86.7 million decrease in average balances for the third quarter of 2026 when compared to the same period of 2025, primarily related to the repayment of $25.0 million and $65.0 million of FHLB advances at their maturities in September 2025 and March 2026, respectively.

Third Quarter 2026 Compared to Second Quarter 2026

Comparing the third quarter of 2026 to the second quarter of 2026, net interest income, on a non-GAAP, FTE basis, increased by $1.0 million. Interest income increased by $0.8 million driven by an increase in average loan balances of $31.3 million in the third quarter of 2026 and a 9 basis point increase in yield. Interest expense decreased by $0.2 million when comparing the third quarter of 2026 to the second quarter of 2026. While we saw an increase in average deposit balances of $2.6 million, we continue to be focused on funding costs and recognized a decrease of 9 basis points. Management’s strategic focus on margin management during the third quarter of 2026 resulted in a 7 basis point increase in the net interest margin to 4.05% compared to 3.98% for the second quarter of 2026.

Year to date 2026 compared to Year to date 2025

Comparing the nine months ended September 30, 2026 to the nine months ended September 30, 2025, net interest income, on a non-GAAP, FTE basis, increased by $6.2 million. Interest income increased by $4.2 million, primarily driven by an increase of $4.1 million on interest and fees on loans, as average loan balances increased by $53.0 million and the yield increased by 15 basis points. Interest expense on interest-bearing liabilities decreased by $2.0 million despite an increase in average deposit balances of $79.6 million driven by increases of $28.7 million in demand deposit accounts and $84.1 million in retail money market balances, partially offset by decreases in savings balances of $9.4 million and brokered time deposits of $24.7 million. Interest expense on short-term borrowings remained stable and interest expense on long-term borrowings decreased by $2.0 million as a result of a decrease in average balances of $70.3 million, due to the repayment of $65.0 million of FHLB advances at their maturities in March 2026. The net interest margin for the nine months ended September 30, 2026 was 3.94% compared to 3.64% for the nine months ended September 30, 2025.

Non-Interest Income

Third Quarter 2026 Compared to Third Quarter 2025

Other operating income, inclusive of net gains, increased by $0.3 million driven by an increase in trust and brokerage income of $0.3 million as a result of increased production of new accounts as well as favorable market values in assets under management. Net gains decreased by $0.1 million as new residential mortgage production is more favorable to book to our in-house portfolio as compared to selling to secondary market outlets. Debit card income, service charge income and BOLI income were stable when comparing the quarters.

Third Quarter 2026 Compared to Second Quarter 2026

On a linked quarter basis, other operating income, inclusive of net gains, increased by $0.2 million. Net gains increased by $0.1 million as a result of the receipt of proceeds on the previously recorded branch office sale as well as an increase in gains on sale of mortgages. Check fees increased by $0.1 million when comparing the third quarter of 2026 to the linked quarter as a result of a one-time cash incentive received during the third quarter.

Year to date 2026 compared to Year to date 2025

Comparing the nine months ended September 30, 2026 to the same period of 2025, other operating income, inclusive of net gains, increased by $1.0 million. The increase was primarily driven by an increase in trust and brokerage income of $0.8 million as a result of increased production of new business as well as favorable market values in assets under management, a $0.1 million increase in debit card income, and an increase in BOLI income of $0.3 million as previously mentioned, partially offset by a reduction in net gains as new production of residential mortgage loans were booked in house rather than selling them to the secondary market.

Non-Interest Expense

Third Quarter 2026 Compared to Third Quarter 2025

Other operating expenses increased by $0.8 million driven by a $0.5 million increase in salaries and benefits as a result of new hires to complete the build out of our West and East regions, normal merit increases in April 2026 and increased life and health insurance costs due to increased claims in the third quarter of 2026, partially offset by the reduction of costs associated with loan originations. Equipment, occupancy and data processing expenses increased $0.3 million as a result of the implementation of a new loan origination software in late 2025. These increases were partially offset by reductions in professional services and OREO expenses and contributions.

Third Quarter 2026 Compared to Second Quarter 2026

Other operating expenses decreased by $2.0 million driven by the one-time, $1.7 million, net of tax, consulting fee incurred with core contract negotiations in the second quarter. All other expenses were stable when comparing the third quarter of 2026 to the second quarter of 2026 as we continue a strategic focus on expense control.

Year to date 2026 compared to Year to date 2025

Comparing the nine months ended September 30, 2026 to the same period of 2025, other operating expenses increased by $4.7 million primarily driven by the one-time, third-party consulting expense incurred for core contract negotiations discussed above, a $2.2 million increase in salaries and benefits as a result of new hires to complete the build out of talent in our West and East regions, normal merit increases in April 2026, increased incentives related to the accrual for projected annual payouts, increased life and health insurance costs due to higher claims, partially offset by the reductions of costs associated with loan originations, and an increase in equipment, occupancy and data processing expenses of $0.6 million, primarily due to a new loan origination software implementation in late 2025.

The effective income tax rates, as a percentage of income, for the nine-month periods ended September 30, 2026 and 2025 were 24.1% and 24.7%, respectively.

Balance Sheet Overview

Total assets at September 30, 2026 were $2.1 billion, representing a $10.6 million increase since December 31, 2025. During the first nine months of 2026, gross loans increased by $83.7 million and the pension assets increased $2.3 million due to increased market values. These increases were partially offset by a $56.7 million decrease in cash and interest-bearing deposits in other banks, a decrease in the investment portfolio of $8.3 million related to principal and interest cashflows, and a decrease in the investments in bank stock related to the reduction in FHLB stock that resulted from the full repayment of borrowings in March 2026.

Total liabilities at September 30, 2026 were $1.9 billion, representing a $0.2 million increase since December 31, 2025. Total deposits increased by $52.6 million when compared to December 31, 2025. Non-interest-bearing demand deposits slightly increased by $2.1 million, savings and money market accounts increased by $45.0 million due primarily to the expansion of current and new relationships throughout the first nine months of 2026 and interest-bearing demand deposits increased $61.0 million, primarily related to municipality accounts. A total of $50.0 million in brokered certificates of deposit were fully repaid in January 2026 and July 2026 at their maturities. Retail time deposits decreased by $5.5 million since December 31, 2025. Short-term borrowings increased by $15.2 million at September 30, 2026 when compared to December 31, 2025 as a result of overnight borrowings in anticipation of loan funding. These borrowings were subsequently fully repaid in October 2026.

Outstanding loans of $1.6 billion at September 30, 2026 reflected an $83.7 million increase since December 31, 2025.

Loan Type (in millions)	Change since June 30, 2026	Change since December 31, 2025
Commercial	$7.2	$39.1
Residential Mortgages	$17.0	$27.2
Consumer	$9.1	$17.4
Gross Loans	$33.3	$83.7

Since December 31, 2025, commercial real estate loans increased by $45.7 million as a result of new business relationships as well as additional growth in existing relationships; acquisition and development loans increased by $34.1 million; commercial and industrial loans decreased by $40.7 million as a result of payoffs related to approximately $15.0 million due to competitive pricing, approximately $7.3 million related to sales of businesses, approximately $18.0 million due to a loan refinancing with another institution, and the payoff of a floorplan line of credit. Residential mortgage loans increased by $27.2 million as a result of robust mortgage production booked in house as opposed to selling to the secondary market outlets, offset slightly by normal amortization. Consumer loans increased by $17.4 million related to the purchases of approximately $18.0 million in consumer loan pools in the second and third quarters of 2026, offset by normal paydowns.

New commercial loan production for the third quarter of 2026 was approximately $115.0 million.  The pipeline of commercial loans as of September 30, 2026 was $138.0 million and unfunded committed commercial construction loans totaled approximately $37.0 million.  Commercial amortization and payoffs were approximately $137.0 million through September 30, 2026, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the third quarter of 2026 was approximately $34.7 million, with most of that production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of September 30, 2026 was $29.8 million. Unfunded commitments related to residential construction loans totaled $26.0 million at September 30, 2026.

Total deposits of $1.8 billion at September 30, 2026, representing an increase of $52.6 million when compared to December 31, 2025.

Deposit Type (in millions)	Change since June 30, 2026	Change since December 31, 2025
Non-Interest-Bearing	$13.8	$2.1
Interest-Bearing Demand	$47.7	$61.0
Savings and Money Market	$17.4	$45.0
Time Deposits- Brokered	$(25.0)	$(50.0)
Time Deposits- Retail	$(1.7)	$(5.5)
Total Deposits	$52.2	$52.6

Non-interest-bearing demand deposits increased by $2.1 million, savings and money market accounts increased by $45.0 million due primarily to the expansion of current and new relationships throughout the first nine months of 2026 primarily in our value money market product as customers continue to desire liquid funds and interest-bearing demand deposits increased $61.0 million, primarily related to municipality accounts. Brokered certificates of deposit were fully repaid at their maturities in January and July 2026. Retail time deposits decreased by $5.5 million since December 31, 2025.

The book value of the Corporation’s common stock was $33.15 per share at September 30, 2026 compared to $31.33 per share at December 31, 2025. At September 30, 2026, there were 6,456,055 basic outstanding shares and 6,464,823 diluted outstanding shares of common stock. The increase in the book value at September 30, 2026 was due to the undistributed net income of $14.4 million for the first nine months of 2026.

Asset Quality

The allowance for credit losses (“ACL”) was $21.8 million at September 30, 2026 compared to $19.1 million at September 30, 2025 and $19.5 million at December 31, 2025. The provision for credit losses was $1.9 million for the quarter ended September 30, 2026 compared to $0.8 million for the quarter ended June 30, 2026 and $0.5 million for the quarter ended September 30, 2025. Provision for credit losses was $3.6 million and $2.0 million for the first nine months of 2026 and 2025, respectively. The increase in the provision for credit losses in the third quarter of 2026 was primarily attributable to solid loan growth as well as growth in the unfunded commitments of approximately $39.0 million during the quarter, and the continued economic and political uncertainty. Asset quality remained strong during the first nine months of 2026. Net charge-offs of $0.1 million were recorded for the quarter ended September 30, 2026 compared to net charge-offs of $0.4 million for the quarter ended September 30, 2025 and $0.1 million for the quarter ended June 30, 2026. The ratio of the ACL to loans outstanding was 1.36% at September 30, 2026 compared to 1.28% at December 31, 2025 and 1.28% at September 30, 2025.

The ratio of net charge offs to average loans was 0.04% and 0.08% for the nine-month periods ended September 30, 2026 and 2025, respectively. The commercial and industrial portfolio had net charge offs of 0.06% and 0.41% for the nine-month periods ended September 30, 2026 and 2025, respectively. The acquisition and development portfolio had net recoveries of 0.02% and 0.42% for the nine-month periods ended September 30, 2026 and 2025, respectively. The decrease in net recoveries was due primarily to recoveries recognized in 2025 related to one relationship previously charged off in 2016. Net charge offs in consumer loans decreased in the first nine months of 2026 when compared to the first nine months of 2025 from 1.06% to 0.91%. The decrease was primarily driven by charge-offs in unsecured consumer loans in 2025. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	09/30/2026	09/30/2025
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.02%	0.42%
Commercial & Industrial	(0.06)%	(0.41)%
Residential Mortgage	0.01%	0.01%
Consumer	(0.91)%	(1.06)%
Total Net Charge Offs	(0.04)%	(0.08)%

Non-accrual loans totaled $3.2 million at September 30, 2026 compared to $4.2 million at December 31, 2025. The decrease in non-accrual balances at September 30, 2026 was related to a large paydown on one commercial and industrial loan.

Non-accrual loans that have been subject to partial charge-offs totaled $41,000 at September 30, 2026 and $0.2 million at December 31, 2025.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.3 million at September 30, 2026 and $0.5 million at December 31, 2025. The increase was primarily related to one residential mortgage loan of approximately $1.1 million. As a percentage of the loan portfolio, accruing loans past due 30 days or more increased to 0.45% at September 30, 2026 compared to 0.32% at December 31, 2025 and 0.26% as of September 30, 2025.  This increase was attributable to one large non-owner occupied commercial real estate loan.

Loans that have been modified in accordance with ASU 2022-02 increased from $1.2 million at December 31, 2025 to $6.9 million at September 30, 2026. The increase was due to one large commercial and industrial loan of $5.9 million that had a term extension accommodation completed in the third quarter of 2026.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust-preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- OakFirst Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and the impact that any such events have on our critical accounting assumptions and estimates made as of September 30, 2026, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Results of Operations:
Interest income	$26,979	$25,762	$78,859	$74,695
Interest expense	7,365	8,359	22,585	24,569
Net interest income	19,614	17,403	56,274	50,126
Provision for credit losses	1,930	510	3,590	2,026
Other operating income	5,486	5,074	16,013	14,836
Net gains	121	261	292	499
Other operating expense	13,815	12,986	43,273	38,536
Income before taxes	$9,476	$9,242	$25,716	$24,899
Income tax expense	2,295	2,294	6,205	6,161
Net income	$7,181	$6,948	$19,511	$18,738

Per share data:
Basic net income per share	$1.11	$1.07	$3.02	$2.89
Diluted net income per share	$1.11	$1.07	$3.01	$2.88
Adjusted Basic net income (1)	$1.11	$1.07	$3.27	$2.89
Adjusted Diluted net income (1)	$1.11	$1.07	$3.26	$2.88
Dividends declared per share	$0.28	$0.26	$0.80	$0.70
Book value	$33.15	$30.65
Diluted book value	$33.10	$30.59
Tangible book value per share	$31.41	$28.87
Diluted Tangible book value per share	$31.37	$28.82

Closing market value	$42.77	$36.77
Market Range:
High	$46.18	$38.41
Low	$42.16	$32.02

Shares outstanding at period end: Basic	6,456,055	6,496,908
Shares outstanding at period end: Diluted	6,464,823	6,508,790

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.26%	1.24%
Adjusted return on average assets (1)	1.36%	1.24%
Return on average shareholders' equity	12.37%	13.23%
Adjusted return on average shareholders' equity (1)	13.38%	13.23%
Net interest margin (Non-GAAP), includes tax exempt income of $221 and $160	3.94%	3.64%
Net interest margin GAAP	3.93%	3.63%
Efficiency ratio - non-GAAP (2)	56.51%	58.73%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets and costs incurred on core contract renewal.

	September 30,	December 31,
	2026	2025
Financial Condition at period end:
Assets	$2,098,046	$2,087,453
Earning assets	$1,879,432	$1,807,780
Gross loans	$1,605,422	$1,521,704
Commercial Real Estate	$616,483	$570,808
Acquisition and Development	$124,429	$90,272
Commercial and Industrial	$236,362	$277,034
Residential Mortgage	$564,073	$536,912
Consumer	$64,075	$46,678
Investment securities	$271,242	$279,534
Total deposits	$1,787,729	$1,735,149
Noninterest bearing	$455,127	$453,036
Interest bearing	$1,332,602	$1,282,113
Shareholders' equity	$213,988	$203,634

Capital ratios:

Tier 1 to risk weighted assets	15.34%	15.36%
Common Equity Tier 1 to risk weighted assets	13.59%	13.52%
Tier 1 Leverage	12.83%	12.21%
Total risk based capital	16.60%	16.61%

Asset quality:

Net charge-offs for the quarter	$(138)	$(99)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,162	$4,192
Loans 90 days past due and accruing	604	477
Total nonperforming loans and 90 day past due	$3,766	$4,669

Other real estate owned	$-	$1,083
Other repossessed assets	$2,692	$2,802
Modified loans	$6,913	$1,209

Allowance for credit losses to gross loans	1.36%	1.28%
Allowance for credit losses to non-accrual loans	688.20%	464.46%
Allowance for credit losses to non-performing assets	336.96%	227.61%
Non-performing and 90 day past due loans to total loans	0.23%	0.31%
Non-performing loans and 90 day past due loans to total assets	0.18%	0.22%
Non-accrual loans to total loans	0.20%	0.28%
Non-performing assets to total assets	0.31%	0.41%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2026	2026	2026	2025	2025	2025	2025
Results of Operations:
Interest income	$26,979	$26,169	$25,711	$26,153	$25,762	$24,871	$24,062
Interest expense	7,365	7,583	7,637	8,166	8,359	8,164	8,046
Net interest income	19,614	18,586	18,074	17,987	17,403	16,707	16,016
Provision for credit losses	1,930	781	879	717	510	860	656
Other operating income	5,486	5,319	5,208	5,330	5,074	4,940	4,822
Net gains	121	39	132	(97)	261	146	92
Other operating expense	13,815	15,765	13,693	14,869	12,986	12,974	12,576
Income before taxes	$9,476	$7,398	$8,842	$7,634	$9,242	$7,959	$7,698
Income tax expense	2,295	1,731	2,179	1,857	2,294	1,975	1,892
Net income	$7,181	$5,667	$6,663	$5,777	$6,948	$5,984	$5,806

Per share data:
Basic net income per share	$1.11	$0.88	$1.03	$0.89	$1.07	$0.92	$0.90
Diluted net income per share	$1.11	$0.88	$1.03	$0.89	$1.07	$0.92	$0.89
Adjusted basic net income (1)	$1.11	$1.14	$1.02	$1.10	$1.07	$0.92	$0.90
Adjusted diluted net income (1)	$1.11	$1.14	$1.02	$1.10	$1.07	$0.92	$0.89
Dividends declared per share	$0.28	$0.26	$0.26	$0.26	$0.26	$0.22	$0.22
Book value	$33.15	$32.91	$31.84	$31.33	$30.65	$29.43	$28.35
Diluted book value	$33.10	$32.86	$31.78	$31.27	$30.59	$29.38	$28.27
Tangible book value per share	$31.41	$31.16	$30.08	$29.56	$28.87	$27.64	$26.55
Diluted Tangible book value per share	$31.37	$31.12	$30.02	$29.50	$28.82	$27.59	$26.47

Closing market value	$42.77	$44.11	$36.64	$37.19	$36.77	$31.01	$30.02
Market Range:
High	$46.18	$45.98	$40.53	$40.79	$38.41	$32.09	$41.61
Low	$42.16	$36.27	$35.02	$33.63	$32.02	$25.90	$29.38

Shares outstanding at period end: Basic	6,456,055	6,453,836	6,446,717	6,499,476	6,496,908	6,494,611	6,478,634
Shares outstanding at period end: Diluted	6,464,823	6,462,604	6,459,155	6,511,358	6,508,790	6,506,493	6,497,454

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.26%	1.20%	1.29%	1.21%	1.24%	1.20%	1.19%
Adjusted return on average assets (1)	1.36%	1.36%	1.28%	1.28%	1.24%	1.20%	1.19%
Return on average shareholders' equity	12.37%	11.92%	13.06%	12.70%	13.23%	12.78%	12.83%
Adjusted return on average shareholders' equity (1)	13.38%	13.49%	12.99%	13.39%	13.23%	12.78%	12.83%
Net interest margin (Non-GAAP), includes tax exempt income of $221 and $160	3.94%	3.89%	3.83%	3.67%	3.64%	3.61%	3.56%
Net interest margin GAAP	3.93%	3.87%	3.82%	3.66%	3.63%	3.60%	3.55%
Efficiency ratio - non-GAAP (2)	56.51%	57.49%	58.45%	58.19%	58.73%	59.66%	59.95%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets and costs incurred on core contract renewal.

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2026	2026	2025	2025	2025	2025
Financial Condition at period end:
Assets	$2,098,046	$2,082,092	$2,039,010	$2,087,453	$2,023,974	$2,007,471	$1,979,753
Earning assets	$1,879,432	$1,854,045	$1,810,557	$1,807,780	$1,784,056	$1,789,747	$1,762,891
Gross loans	$1,605,422	$1,572,131	$1,525,466	$1,521,704	$1,496,762	$1,502,481	$1,479,869
Commercial Real Estate	$616,483	$625,821	$609,491	$570,808	$554,418	$550,717	$532,764
Acquisition and Development	$124,429	$102,211	$97,785	$90,272	$93,968	$98,937	$94,063
Commercial and Industrial	$236,362	$242,013	$246,192	$277,034	$279,079	$281,484	$282,370
Residential Mortgage	$564,073	$547,118	$526,314	$536,912	$521,317	$521,968	$520,072
Consumer	$64,075	$54,968	$45,684	$46,678	$47,980	$49,375	$50,600
Investment securities	$271,242	$279,300	$282,711	$279,534	$278,898	$279,541	$275,143
Total deposits	$1,787,729	$1,735,513	$1,750,703	$1,735,149	$1,678,902	$1,614,207	$1,623,574
Noninterest bearing	$455,127	$441,365	$451,303	$453,036	$429,986	$425,784	$422,415
Interest bearing	$1,332,602	$1,294,148	$1,299,400	$1,282,113	$1,248,916	$1,188,423	$1,201,159
Shareholders' equity	$213,988	$212,374	$205,262	$203,634	$199,099	$191,147	$183,694

Capital ratios:

Tier 1 to risk weighted assets	15.34%	15.26%	15.82%	15.36%	15.59%	15.22%	14.87%
Common Equity Tier 1 to risk weighted assets	13.59%	13.48%	13.94%	13.52%	13.68%	13.32%	12.97%
Tier 1 Leverage	12.83%	12.70%	12.23%	12.21%	12.10%	12.08%	11.94%
Total risk based capital	16.60%	16.51%	17.07%	16.61%	16.84%	16.47%	16.10%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(138)	$(96)	$(198)	$(99)	$(435)	$(151)	$(360)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,162	$4,514	$4,695	$4,192	$3,825	$3,813	$4,026
Loans 90 days past due and accruing	604	391	66	477	801	535	233
Total nonperforming loans and 90 day past due	$3,766	$4,905	$4,761	$4,669	$4,626	$4,348	$4,259

Other real estate owned	$-	$-	$1,083	$1,083	$2,718	$3,035	$3,062
Other repossessed assets	$2,692	$2,780	$2,692	$2,802	$3,043	$2,802	$2,802
Modified loans	$6,913	$1,199	$1,955	$1,209	$998	$1,198	$1,021

Allowance for credit losses to gross loans	1.36%	1.31%	1.31%	1.28%	1.28%	1.27%	1.25%
Allowance for credit losses to non-accrual loans	688.20%	456.16%	424.94%	464.46%	499.06%	499.45%	458.69%
Allowance for credit losses to non-performing assets	336.96%	267.94%	233.73%	227.61%	183.78%	186.98%	182.43%
Non-performing and 90 day past due loans to total loans	0.23%	0.31%	0.31%	0.31%	0.31%	0.29%	0.29%
Non-performing loans and 90 day past due loans to total assets	0.18%	0.24%	0.23%	0.22%	0.23%	0.22%	0.22%
Non-accrual loans to total loans	0.20%	0.29%	0.31%	0.28%	0.26%	0.25%	0.27%
Non-performing assets to total assets	0.31%	0.37%	0.42%	0.41%	0.51%	0.51%	0.51%

Consolidated Statement of Condition

(Dollars in thousands - Unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025
Assets
Cash and due from banks	$73,725	$84,195	$89,220	$129,830
Interest bearing deposits in banks	1,147	993	627	1,782
Cash and cash equivalents	74,872	85,188	89,847	131,612
Investment securities – available for sale (at fair value)	101,978	107,997	109,004	107,144
Investment securities – held to maturity (at cost)	168,212	170,259	172,672	171,361
Equity investments with readily determinable fair market values	1,052	1,044	1,035	1,029
Restricted investment in bank stock, at cost	1,621	1,621	1,621	4,630
Loans held for sale	—	—	132	130
Loans	1,605,422	1,572,131	1,525,466	1,521,704
Unearned fees	(711)	(592)	(512)	(476)
Allowance for credit losses	(21,761)	(20,591)	(19,951)	(19,470)
Net loans	1,582,950	1,550,948	1,505,003	1,501,758
Premises and equipment, net	29,149	29,550	30,020	29,665
Goodwill and other intangible assets	11,196	11,279	11,361	11,444
Bank owned life insurance	50,884	50,501	50,125	50,360
Deferred tax assets	9,499	8,072	9,141	8,730
Other real estate owned, net	—	—	1,083	1,083
Operating lease asset	788	862	939	1,015
Pension asset	23,140	24,044	20,036	20,798
Accrued interest receivable and other assets	42,705	40,727	36,991	46,694
Total Assets	$2,098,046	$2,082,092	$2,039,010	$2,087,453
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$455,127	$441,365	$451,303	$453,036
Interest bearing deposits	1,332,602	1,294,148	1,299,400	1,282,113
Total deposits	1,787,729	1,735,513	1,750,703	1,735,149
Short-term borrowings	32,838	69,233	19,588	17,661
Long-term borrowings	30,929	30,929	30,929	95,929
Operating lease liability	927	1,009	1,095	1,180
Allowance for credit loss on off balance sheet exposures	2,074	1,463	1,418	1,218
Accrued interest payable and other liabilities	27,753	29,893	28,323	30,992
Dividends payable	1,808	1,678	1,692	1,690
Total Liabilities	1,884,058	1,869,718	1,833,748	1,883,819
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,456,055 shares at September 30, 2026, and 6,499,476 at December 31, 2025	65	64	64	65
Surplus	19,706	19,514	19,360	21,551
Retained earnings	221,636	216,262	212,255	207,284
Accumulated other comprehensive loss	(27,419)	(23,466)	(26,417)	(25,266)
Total Shareholders’ Equity	213,988	212,374	205,262	203,634
Total Liabilities and Shareholders’ Equity	$2,098,046	$2,082,092	$2,039,010	$2,087,453

Historical Income Statement

	2026			2025
	Q3	Q2	Q1	Year to date	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$24,861	$23,779	$22,502	$90,328	$23,219	$23,060	$22,294	$21,755
Interest on investment securities
Taxable	1,837	1,907	1,880	7,210	1,845	1,826	1,776	1,763
Exempt from federal income tax	59	59	59	218	59	57	57	45
Total investment income	1,896	1,966	1,939	7,428	1,904	1,883	1,833	1,808
Other	222	424	1,270	3,092	1,030	819	744	499
Total interest income	26,979	26,169	25,711	100,848	26,153	25,762	24,871	24,062
Interest expense
Interest on deposits	6,784	7,033	6,631	27,524	7,044	7,009	6,788	6,683
Interest on short-term borrowings	50	26	11	75	17	17	21	20
Interest on long-term borrowings	531	524	995	5,136	1,105	1,333	1,355	1,343
Total interest expense	7,365	7,583	7,637	32,735	8,166	8,359	8,164	8,046
Net interest income	19,614	18,586	18,074	68,113	17,987	17,403	16,707	16,016
Credit loss expense/(credit)
Loans	1,308	736	679	2,345	480	480	728	657
Debt securities held to maturity	11	—	—	43	—	43	—	—
Off balance sheet credit exposures	611	45	200	355	237	(13)	132	(1)
Provision for credit losses	1,930	781	879	2,743	717	510	860	656
Net interest income after provision for credit losses	17,684	17,805	17,195	65,370	17,270	16,893	15,847	15,360
Other operating income
Net gains on investments, available for sale	—	—	—	97	—	97	—	—
Gains on sale of residential mortgage loans	89	39	86	533	132	163	146	92
Gains/(Losses) on disposal of fixed assets	32	—	46	(228)	(229)	1	—	—
Net gains/(losses)	121	39	132	402	(97)	261	146	92
Other Income
Service charges on deposit accounts	590	568	547	2,255	568	563	577	547
Other service charges	201	204	189	845	207	218	214	206
Trust department	2,723	2,684	2,554	9,824	2,667	2,448	2,386	2,323
Debit card income	1,045	1,046	931	4,057	1,173	980	983	921
Bank owned life insurance	384	376	539	1,408	364	355	348	341
Brokerage commissions	385	388	382	1,445	308	346	370	421
Other	158	53	66	332	43	164	62	63
Total other income	5,486	5,319	5,208	20,166	5,330	5,074	4,940	4,822
Total other operating income	5,607	5,358	5,340	20,568	5,233	5,335	5,086	4,914
Other operating expenses
Salaries and employee benefits	8,122	8,157	8,201	29,347	7,108	7,589	7,319	7,331
FDIC premiums	280	274	279	1,051	273	266	267	245
Equipment	484	525	521	2,217	559	515	565	578
Occupancy	683	690	725	2,860	817	679	675	689
Data processing	1,845	1,739	1,664	6,243	1,623	1,517	1,600	1,503
Marketing	263	193	234	904	288	182	196	238
Professional services	599	2,702	570	2,449	745	639	589	476
Contract labor	156	189	166	634	178	127	166	163
Telephone	96	93	96	380	97	89	96	98
Other real estate owned	4	59	123	2,235	1,866	69	208	92
Investor relations	60	85	60	306	55	57	132	62
Contributions	66	81	65	344	120	90	78	56
Other	1,157	978	989	4,435	1,140	1,167	1,083	1,045
Total other operating expenses	13,815	15,765	13,693	53,405	14,869	12,986	12,974	12,576
Income before income tax expense	9,476	7,398	8,842	32,533	7,634	9,242	7,959	7,698
Provision for income tax expense	2,295	1,731	2,179	8,018	1,857	2,294	1,975	1,892
Net Income	$7,181	$5,667	$6,663	$24,515	$5,777	$6,948	$5,984	$5,806
Basic net income per common share	$1.11	$0.88	$1.03	$3.78	$0.89	$1.07	$0.92	$0.90
Diluted net income per common share	$1.11	$0.88	$1.03	$3.77	$0.89	$1.07	$0.92	$0.89
Weighted average number of basic shares outstanding	6,455	6,451	6,483	6,490	6,499	6,496	6,489	6,474
Weighted average number of diluted shares outstanding	6,464	6,461	6,494	6,504	6,510	6,508	6,506	6,490
Dividends declared per common share	$0.28	$0.26	$0.26	$0.96	$0.26	$0.26	$0.22	$0.22

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude gains on disposal of fixed assets and consulting fees incurred with core processing contract in 2026.

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except for per share amount)	2026	2025	2026	2025
Net income - as reported	$7,181	$6,948	$19,511	$18,738
Adjustments:
Gain on disposal of fixed assets	(32)	—	(78)	—
Consulting fee on core processing contract	—	—	2,179	—
Income tax effect of adjustments	8	—	(508)	—
Adjusted net income (non-GAAP)	$7,157	$6,948	$21,104	$18,738

Basic earnings per share - as reported	$1.11	$1.07	$3.02	$2.89
Adjustments:
Gain on disposal of fixed assets	—	—	(0.01)	—
Consulting fee on core processing contract	—	—	0.26	—
Adjusted basic earnings per share (non-GAAP)	$1.11	$1.07	$3.27	$2.89

Diluted earnings per share - as reported	$1.11	$1.07	$3.01	$2.88
Adjustments:
Gain on disposal of fixed assets	—	—	(0.01)	—
Consulting fee on core processing contract	—	—	0.26	—
Adjusted diluted earnings per share (non-GAAP)	$1.11	$1.07	$3.26	$2.88

	As of or for the three months ended		As of or for the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2026	2025	2026	2025
Per Share Data
Basic net income per share - as reported	$1.11	$1.07	$3.02	$2.89
Basic net income per share - non-GAAP	1.11	1.07	3.27	2.89
Diluted net income per share - as reported	$1.11	$1.07	$3.01	$2.88
Diluted net income per share - non-GAAP	1.11	1.07	3.26	2.88
Basic book value per share	$33.15	$30.65
Diluted book value per share	33.10	30.59

Significant Ratios:

	As of or for the nine months ended
	September 30,
	2026	2025
Return on Average Assets - as reported	1.26%	1.24%
Adjustments:
Gain on disposal of fixed assets	(0.01)%	-
Consulting fee on core processing contract	0.11%	-
Adjusted Return on Average Assets (non-GAAP)	1.36%	1.24%

Return on Average Equity - as reported	12.37%	13.23%
Gain on disposal of fixed assets	(0.04)%	-
Consulting fee on core processing contract	1.05%	-
Adjusted Return on Average Equity (non-GAAP)	13.38%	13.23%

	Three Months Ended
	September 30
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,580,631	$24,897	6.25%	$1,501,876	23,072	6.09%
Investment Securities:
Taxable	286,479	1,837	2.54%	285,623	1,826	2.54%
Non taxable	7,480	106	5.62%	7,516	102	5.38%
Total	293,959	1,943	2.62%	293,139	1,928	2.61%
Federal funds sold	52,274	177	1.34%	70,731	697	3.91%
Interest-bearing deposits with other banks	1,102	14	5.04%	5,324	30	2.24%
Other interest earning assets	2,668	31	4.61%	5,660	92	6.45%
Total earning assets	1,930,634	27,062	5.56%	1,876,730	25,819	5.46%
Allowance for credit losses	(20,866)			(19,343)
Non-earning assets	160,300			185,364
Total Assets	$2,070,068			$2,042,751
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$406,335	$1,798	1.76%	$367,771	$1,509	1.63%
Interest-bearing money markets- retail	569,149	3,848	2.68%	489,088	3,834	3.11%
Interest-bearing money markets- brokered	1	—	—%	436	1	0.91%
Savings deposits	156,736	39	0.10%	163,433	43	0.10%
Time deposits - retail	146,182	1,030	2.80%	148,955	1,064	2.83%
Time deposits - brokered	6,371	69	4.30%	50,000	558	4.43%
Total deposits	1,284,774	6,784	2.09%	1,219,683	7,009	2.28%
Short-term borrowings	20,732	50	0.96%	21,378	17	0.32%
Long-term borrowings	30,929	531	6.81%	117,668	1,333	4.49%
Total interest-bearing liabilities	1,336,435	7,365	2.19%	1,358,729	8,359	2.44%
Non-interest-bearing deposits	486,337			456,773
Other liabilities	31,965			31,020
Shareholders’ Equity	215,331			196,229
Total Liabilities and Shareholders’ Equity	$2,070,068			$2,042,751
Net interest income and spread		$19,697	3.37%		$17,460	3.02%
Net interest margin			4.05%			3.69%

	Nine Months Ended
	September 30,
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,544,575	$71,223	6.17%	$1,491,573	$67,144	6.02%
Investment Securities:
Taxable	289,495	5,624	2.60%	285,293	5,365	2.51%
Non taxable	7,488	317	5.66%	7,158	284	5.30%
Total	296,983	5,941	2.67%	292,451	5,649	2.58%
Federal funds sold	69,889	1,690	3.23%	54,385	1,709	4.20%
Interest-bearing deposits with other banks	1,433	43	4.01%	3,899	65	2.23%
Other interest earning assets	3,515	183	6.96%	5,749	288	6.70%
Total earning assets	1,916,395	79,080	5.52%	1,848,057	74,855	5.42%
Allowance for credit losses	(20,285)			(18,812)
Non-earning assets	172,002			184,309
Total Assets	$2,068,112			$2,013,554
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$397,119	$5,066	1.71%	$368,384	$4,682	1.70%
Interest-bearing money markets- retail	559,723	11,276	2.69%	475,592	10,958	3.08%
Interest-bearing money markets- brokered	56	1	2.39%	357	7	2.62%
Savings deposits	158,512	120	0.10%	167,905	131	0.10%
Time deposits - retail	148,061	3,324	3.00%	146,985	3,241	2.95%
Time deposits - brokered	20,737	661	4.26%	45,398	1,461	4.30%
Total deposits	1,284,208	20,448	2.13%	1,204,621	20,480	2.27%
Short-term borrowings	19,755	87	0.59%	21,408	58	0.36%
Long-term borrowings	49,500	2,050	5.54%	119,830	4,031	4.50%
Total interest-bearing liabilities	1,353,463	22,585	2.23%	1,345,859	24,569	2.44%
Non-interest-bearing deposits	471,165			447,478
Other liabilities	32,645			30,795
Shareholders’ Equity	210,839			189,422
Total Liabilities and Shareholders’ Equity	$2,068,112			$2,013,554
Net interest income and spread		$56,495	3.29%		$50,286	2.98%
Net interest margin			3.94%			3.64%